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     The following 2005 Corporate Social Responsibility Report was posted to H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com:

H.J. Heinz Company 2005 Corporate Social Responsibility Report GOOD FOOD, EVERY DAY™

TABLE OF CONTENTS		GRI INDICATORS INDEX

1	2005 Corporate Social Responsibility Report	2.1, 2.11, 2.17, 2.21, 2.22
3	Our Promise	1.1, 1.2
4	H.J. Heinz Company Profile	2.2, 2.3, 2.5, SO4, EC1
10	Corporate Governance	3.1, 3.2
14	Safety	PR1
16	Quality	HR4, HR5, PR6
18	Nutritious Foods	PR1, PR9, SO4, EC10
22	Commitment to Our People	2.8, LA1, LA7, LA8, LA10, SO4
29	Commitment to Our Community	EC10, SO1, SO4
34	Commitment to the Environment	EN4, EN5

GOOD FOOD, EVERY DAY™ HEINZ    |    1
2005 Corporate Social Responsibility Report H.J. Heinz Company
About This Report
This report focuses on the activities of H.J. Heinz Company and its affiliates for the 2005 calendar year. The financial and performance data, however, are based on our Fiscal 2005 year, which occurred from May 1, 2004 through April 30, 2005. Joint ventures are excluded from this report.

When you see this icon, you are welcome to visit our Web site, www.heinz.com, for additional information.
Global Reporting Initiative Guidelines
We have used the internationally recognized Global Reporting Initiative (GRI) to guide the development of our first Corporate Responsibility Report. Heinz does not currently measure all of the GRI indicators and, therefore, did not include all of them in the report. These indicators, however, have acted as a tool to guide us in what information to include in the future. For your quick reference, we have included an index of GRI indicators in the Table of Contents.
Throughout this process, we realized there are gaps in how we measure our business and how we report on non-financial successes. We intend to work toward closing these gaps and incorporating key metrics that are consistent with GRI in the coming years.
Stakeholder Engagement
At Heinz, we are committed to incorporating feedback and continuous improvement in everything we do. We maintain an open dialogue with our key stakeholders and, in writing this report, we consulted various organizations about the topics to include.
Independent Verification
While we recognize the trend and importance of independent verification, we did not take this step for our inaugural report. Instead, we included available information based on our research and understanding of what is most relevant to our key stakeholders.
Paper and Printing
This report is printed on Mohawk Options, 100% PC White, which is made with process-chlorine-free 100% postconsumer waste fiber. This paper is certified by Green Seal and the Forest Stewardship Council, which promotes environmentally appropriate, socially beneficial and economically viable management of the world’s forests. The paper was manufactured using non-polluting, wind-generated energy.
Feedback
We are committed to continuous improvement based on feedback from our stakeholders. To help us, please share your feedback about this report by e-mailing us at csr@us.hjheinz.com.

This report is dedicated to the generations of Heinz employees who built this great company.
In honor of their legacy, we commit ourselves to continued growth, nutrition, value and ethical behavior — all in keeping with Heinz’s promise of Good Food, Every Day™.

GOOD FOOD, EVERY DAY™ HEINZ    |     3
H.J. Heinz Company Our Promise
It is my privilege to introduce the inaugural H.J. Heinz Company Corporate Social Responsibility Report.
This year in the United States, we mark the centennial of the Pure Food and Drug Act — a law unequivocally supported by our founder, H.J. Heinz, whose unyielding commitment to safe, quality products helped to create the modern packaged food industry.
“I appreciate the loyalty with which your father and all of his staff stood by me in the darkest hours of my fight for pure food. I feel that I should have lost the fight if I had not that assistance,” wrote Dr. Harvey White, the leading crusader within the U.S. Department of Agriculture for the landmark 1906 law, to Howard Heinz, who took over the business when H.J. Heinz died in 1919.
As only the fifth chairman in our remarkable 137-year history, and caretaker of the powerful legacy of the Heinz brand — one of the most trusted and revered brands throughout the world —I speak on behalf of the thousands of Heinz employees past and present to say we remain committed to improving the lives of consumers with Good Food, Every Day™.
Our values, handed down through the generations, extend beyond our promise to our consumers. They include ensuring our business practices are ethical; our people treat each other with dignity and respect; that we participate in the civic and cultural and charitable life of the communities in which we operate; and that we are sensitive to the impact our operations have on the environment.
By pushing ourselves every day to achieve these goals, we are making our business stronger, more sustainable and socially responsible. H.J. would expect nothing less.
At Heinz, we celebrate our successes, while always seeking avenues for improvement. With the production of our first corporate social responsibility report, we are setting a high bar for achievement for all of our corporate goals, and we look forward to straightforward measurement of our progress in future reports.
H.J. Heinz proved the purity of his first product, horseradish, by bottling it in clear glass so consumers could see that, unlike some of his peers who used colored glass, he wasn’t putting chemicals and cheap fillers into his recipes.
In this spirit, we are steadfast in being transparent in all the things we do to ensure we are accountable to our communities, consumers, customers, employees and shareholders.
Thank you for your interest in learning more about our company. We appreciate your feedback and hope to continue to serve you well.
Sincerely,
William R. Johnson
Chairman, President & Chief Executive Officer

4     |     HEINZ Corporate Social Responsibility Report 2005
The Early Years
H.J. Heinz Company is one of the world’s leading food companies, offering favorite brands for people of all ages and tastes. Founded in 1869 by Henry John Heinz in Pittsburgh, the company has grown from the days of H.J. selling prepared horseradish out of the family’s vegetable garden to operating companies on all inhabited continents. Since the beginning, our core tenet of quality has not changed, and we continue to dedicate ourselves to improving the lives of consumers by providing Good Food, Every Day™.
Many are surprised when they learn that the first product Heinz produced and sold was horseradish — not ketchup. At a time when many food products were made with fillers and concealed in green glass jars, our founder packaged his horseradish in transparent glass bottles. That way, consumers could plainly see a single-minded commitment to quality — no wood, no leaves, no fiber, no fillers. Shortly after the introduction of horseradish, Henry Heinz successfully launched pickles, sauerkraut and vinegar.
Thanks in part to the work of Henry Heinz, the American diet in the late 19th Century began to diversify, and his young company quickly grew as a result. By 1874, Henry Heinz and his partner, L.C. Noble, counted among their assets 100 acres of garden along the Allegheny River (including 30 acres of horseradish), 24 horses, a dozen wagons and a vinegar factory in St. Louis, Missouri. Early success, however, was tainted by a widespread economic downturn of 1875. The partnership of Heinz and Noble was forced into bankruptcy that year.
Buoyed by his earlier success and a new partnership with his brother, John, and cousin, Frederick, Henry Heinz started over in 1875. Despite an economic depression, Heinz introduced a new product — tomato ketchup. Red and green pepper sauce soon followed, then cider vinegar and apple butter, chili sauce, mincemeat, mustard, tomato soup, olives, pickled onions, pickled cauliflower, baked beans and the first-ever sweet pickles.
In 1886, Henry Heinz sailed to England with his family and took with him seven varieties of his finest and newest products. While in London, he called upon Fortnum & Mason, England’s leading food purveyor, with the hope that the influential grocer might find one of the products appealing. Acknowledging the products’ fine quality, Fortnum & Mason promptly accepted all seven products for distribution and, thus, launched our international expansion.
1869 1876 1886 1893
Henry J. Heinz and L. Clarence Ketchup is added to the Henry J. Heinz makes his Heinz introduces the pickle Noble pin at launch Heinz & Noble by company’s condiment line, first international sale to the Chicago World’s Fair, launching “pure known and superior” grated which also includes celeryEngland’s leading food as The Columbian Exposition. horseradish, bottled It in clear glass to show its sauce, pickled cucumbers, purveyor, Fortnum & Mason. becomes one of the most purity. popular sauerkraut and vinegar. promotional pieces in the history of American business.

GOOD FOOD, EVERY DAY™ HEINZ    |     5
Our Company Today
Today, Heinz products hold the number-one and number-two market positions in 200 countries worldwide. As marketers and producers of branded foods for all retail and foodservice channels, we focus on the following categories: ketchup and sauces; meals and snacks; and infant foods. Backed by Heinz® Ketchup, the World’s Favorite Ketchup™, our family of flagship trademarks and products includes Heinz® sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales); HP® and Lea & Perrins® sauces, Ore-Ida® french fries and roasted potatoes, Boston Market® and Smart Ones® meals; Plasmon® baby food; and many others.
Headquartered in Pittsburgh, Pennsylvania, we employ approximately 32,400 people worldwide in full-time positions, as well as thousands of others on a part-time basis and during seasonal peaks. We have more than 110 global locations, including 89 owned and 12 leased factories. For operating purposes, we are organized across five business segments.
“The bank president and cashier told us, time will tell whether we knew what we were doing.” — Henry John Heinz – 1875
1895 1896 1897 1905
Heinz launches the first Henry Heinz turns more than 60 Heinz introduces the Heinz incorporates, with six board members becoming products into first stockholders variety in its line of beans“57 Varieties.” The magic number of its line of soups — of the private corporation, and becomes one of the becomes Cream first U.S. companies — Oven-Baked Beanz with world-renowned and now is virtually of Tomato to expand internationally with the first overseas synonymous ready-to-serve. office and factory Pork & Tomato Sauce. with the H.J. Heinz Company. opening in the United Kingdom.

6     |     HEINZ Corporate Social Responsibility Report 2005
H.J. Heinz Company Profile

North American Consumer Products: manufactures, markets and sells ketchup, condiments, sauces, frozen potatoes, entrees, snacks and appetizers to retail channels in the United States and Canada (also includes foodservice outlets in Canada).
United States Foodservice: manufactures, markets and sells branded and customized products to commercial and non-commercial food outlets and distributors in the United States, including ketchup, condiments, sauces and frozen soups, desserts and appetizers — as well as fresh-pack tomato products.
Europe: manufactures, markets and sells ketchup, condiments, sauces, pasta meals and frozen potatoes, baby foods, entrees, snacks and appetizers to all retail and foodservice channels.
Other Operating Entities: manufactures, markets and sells ketchup, condiments, sauces, pasta meals and frozen potatoes, entrees, snacks and appetizers to retail channels in Africa, India, Latin America, the Middle East and other areas.
Asia Pacific: manufactures, markets and sells ketchup, condiments, sauces, pasta meals and frozen potatoes, entrees, snacks and appetizers to retail channels in New Zealand, Australia, Japan, China, Indonesia, Singapore and Thailand.

H.J. Heinz Company Profile North American Consumer Products: manufactures, markets and sells ketchup, condiments, sauces, frozen potatoes, entrees, snacks and Europe: manufactures, Other Operating Entities: appetizers to retail channels in markets and sells ketchup, manufactures, markets and the United States and Canada condiments, sauces, pasta sells ketchup, condiments, Asia Pacific: manufactures, (also includes foodservice meals and frozen potatoes, sauces, pasta meals and frozen markets and sells ketchup, outlets in Canada). United States Foodservice: baby foods, entrees, snacks potatoes, entrees, snacks and condiments, sauces, pasta manufactures, markets and appetizers to retail channels in meals and frozen potatoes, and appetizers to all retail sells branded and customized Africa, India, Latin America, the entrees, snacks and appetizers and foodservice channels. products to commercial and Middle East and other areas. to retail channels in New non-commercial food outlets Zealand, Australia, Japan, and distributors in the United China, Indonesia, Singapore States, including ketchup, and Thailand. condiments, sauces and frozen soups, desserts and appetizers — as well as fresh-pack tomato products.
1906 1918 1919 1920 1931 Supported by only one food processor, Heinz becomes one of the first Henry Heinz dies of The company’s first Agricultural Howard Heinz fights the Great
Henry Heinz, the United States companies to employ scientific pneumonia and is Research Specialist is hired to ensure Depression by adding two new lines: Congress passes and President controls and laboratory testing to succeeded by his son, tomato yields reach the required high ready-to-serve “quality” soups and Theodore Roosevelt signs the Pure ensure product safety and quality. Howard. standards of quality. baby foods. They become top sellers.
Food and Drug Act. The modern As a result, Heinz coins the term food industry is born. “Quality Control Department.”

GOOD FOOD, EVERY DAY™ HEINZ     |     7
Our Vision
Our vision at Heinz is to be: “The World’s Premier Food Company, Offering Nutritious, Superior-Tasting Foods to People Everywhere.”
We do not need to be the biggest food company in the world. Instead, our vision means being the best in terms of consumer value, customer service, employee talent and consistent and predictable growth, with an overall goal of maximizing shareholder return.
Our Values
For more than 13 decades, Heinz has enjoyed a proud tradition of Pure Foods, Quality and Good Stewardship. This history is the result of years of operating in concert with our core values. Our values have and do serve as our guideline to achieve our vision. They are captured by the acronym PREMIER.
Passion: To be passionate about winning and about our brands, products and people. This passion, in turn, drives us to develop the optimal product and/or service for our consumers and to deliver superior value to our shareholders. Risk Tolerance: To create a culture where entrepreneurship and prudent risk-taking are encouraged and rewarded. Through this approach, we continue to develop innovative products and systems in an effort to enhance the customer experience. Excellence: To be the best in quality and everything we do. Motivation: To celebrate our successes and recognize and reward the achievements of individuals and teams. Innovation: To innovate in everything, from products to processes. Empowerment: To empower our talented people to take the initiative and do what’s right. Respect: To act with integrity and respect towards all.
1940 1942 1946 1947 1951 1954
H.J. “Jack” Heinz II, Heinz forms a War Jack Heinz takes the In an effort to help feed hungry The H.J. Heinz Heinz USA becomes grandson of the Production company children in Europe, the Founder, establishes the Division and public; lists stock Heinz donates one million Company first company to Nutrition employees, on NYSE packages of baby food. Foundation is sell Foundation, later known as the primarily women, are as HNZ. He then In addition, the company agrees established to baby food in glass trained launches to donate another promote jars. International Life Sciences to make wings for post-war operations package for each package of the health and Institute, airplanes, in Holland, Heinz baby food sold nutri- to promote the understanding including the U.S. Venezuela, Japan and during one week in April. In tional needs of of Army’s Italy. total, approximately six children health, nutrition and safety top-secret CF4-A million packages of baby food and families. issues. Glider. were distributed.

8     |     HEINZ Corporate Social Responsibility Report 2005
2005 Awards and Recognition
•	Heinz received the highest-ever rating of 91 (out of 100) in the annual American Consumer Satisfaction Index conducted by The University of Michigan. Heinz has been the top-rated food company for six consecutive years, based on data obtained from consumer telephone interviews regarding various products and services.

•	Geronimo Marketing and the University of Bath polled 800 British women who voted Heinz Baked Beans as Britain’s number-one supermarket brand. Heinz soup ranked second in this study, which asked consumers about the brands they felt most passionately about.

•	Wattie’s/Heinz (Australia) earned a Children’s Food Award presented by the Green Party, the Safe Food Campaign and the Parents’ Centre for reducing salt and can sizes, producing organic baby food and being GE-Free.

•	Heinz won the first-ever UK Product of the Year award for both Heinz® Top Down Ketchup and Heinz® Soup Cups. Global market research company, Taylor Nelson Sofres based the awards on results of a survey of more than 5,000 UK households.

•	Heinz Foodservice United States and Heinz Foodservice Canada won the first-ever North American Foodservice Grand Prix Award for New Products in the Condiments, Sauces and Spices category for the innovative Upside Down Forever Full™ Bottle with Non-Removable Cap™.

•	The United Kingdom’s Food and Drink Federation awarded Heinz a Community Partnership Award in the Education category for creating the Heinz Learning Academy. Hosted at the Heinz Luton manufacturing site, the program provided employees and the local community with tutor and computer-led training courses in English and French.
•	Sam’s Club recognized Heinz Consumer Products Frozen Food (USA) as the Co-Managed Customer Service Supplier of the Year.
1959 1965 1966 1972 1979
To help educate Heinz acquires R. Burt Gookin, Heinz reaches Anthony J.F. “Tony” consumers and Ore-Ida® architect one billion O’Reilly is health professionals and transforms a of the modern Heinz, dollars in sales. named CEO and ushers about nutrition, regional in an era Heinz research staff, business into the is the first non-Heinz $1,000,000,000 of global growth with in collaboration leading expansion with leading retail frozen potato family member to be to Africa, China, scientists, publishes Eastern Europe the first Handbook of brand in the U.S. named CEO. and the Pacific Rim. Nutrition.

GOOD FOOD, EVERY DAY™ HEINZ    |     9
•	In the April issue of Forbes Magazine featuring “Forbes Global 2000,” the H.J. Heinz Company was ranked 474 based on sales, profits, assets and market value.

•	Business Week and Interbrand’s annual listing of the 100 Top Global Brands ranked Heinz number 42, with an estimated brand value of $6.9 million (USD).

•	Fortune Magazine’s list of Most Admired Companies ranked Heinz among the 10 most admired companies in its Consumer Products category.

•	Heinz Wattie’s (New Zealand) was named the fifth most trusted brand in New Zealand, according to results of a Reader’s Digest trust survey released in June.
•	Refrigerated & Frozen Foods

Magazine ranked the Heinz Ontario, Oregon, factory (USA) as the “Food Plant of the Year” in the Snacks, Appetizers & Side Dishes category, based on the plant’s performance.

•	The Customer Respect Group’s Second Quarter 2005 Online Customer Respect Study ranked Heinz in the top 10 among consumer food products. Results were based on interviews of a representative sample of the adult Internet population, and by analyzing and categorizing more than 2,000 corporate Web sites across a spectrum of industries.
As a public company, the H.J. Heinz Company common stock (NYSE: HNZ) is traded on the New York Stock Exchange and the Pacific Exchange with approximately 45,200 common stock shareholders (as of May 31, 2005). Based on our commitment to responsible policies and practices, we are proudly listed in the Dow Jones Sustainability Index, Calvert Social Index and the Domini 400 Social Index.
As of April 30, 2005, our fiscal year-end, we recorded total revenues of $8.9 billion, an increase of 5.9% over 2004. Gross profits increased $118 million year over year, to $3.21 billion. Our net worth, as measured by total assets less liabilities, was $5.14 billion.

For complete information about our company’s financial performance, review our Form 10-K at www.heinz.com.

10     |     HEINZ Corporate Social Responsibility Report 2005
Corporate Governance
Like the clear glass bottles that Henry Heinz pioneered more than 130 years ago to enable consumers to see the purity of his food, our founder demanded quality of the H.J. Heinz Company’s business operations. As Heinz has grown through the years, we have continued to take great care in valuing honesty, integrity and high ethical standards. We recognize these values not only safeguard our reputation, but they also make for higher quality products and better business. We take this role of upholding ethical standards very seriously and are focused on continuous improvement in pursuit of the highest standards of ethics, compliance and transparency in the best interest of our consumers, customers, employees and shareholders.
Governance Structure
In order to simplify our organizational structure, we replaced the 27-member Management Committee and Operating Council in the spring of 2005 with the newly created Office of the Chairman and a Presidents Council. With the aim of developing a stronger focus on growth and innovation, improving collaboration, and better leveraging global reach, Chairman, President and CEO William R. Johnson now leads a team of eight senior executives from across the company’s business functions in the Office of the Chairman. Supporting this office is the Presidents Council. Composed of the heads of our largest business units, it meets six times a year to share insights, benchmark best practices and discuss key trends.
To ensure the long-term value of the company to its shareholders, Heinz operations are conducted by its employees, managers and officers, under the direction of the CEO and the oversight of the Board of Directors. As part of its oversight function, the Board is responsible for approving the long-term strategy and vision for the company. Our Board of Directors believes that good corporate governance principles and practices provide a sound framework within which it may fulfill its responsibilities to shareholders. Accordingly, the Board has adopted principles relating to its role, composition, structure and functions. These principles are periodically reviewed.

For complete details on the Board of Directors and Committee Charters, please visit www.heinz.com.
The 12-member Board of Directors is elected annually by shareholders and includes one management member (the Chairman, President and CEO of Heinz). The remaining 11 members are independent (as defined by current New York Stock Exchange and the Securities and Exchange Commission rules, as well as the H.J. Heinz Company Director Independence Standards) and have no material relationship to the company. Board members represent a myriad of professional experiences ranging from the financial to energy sectors. At the end of 2005, membership included three females and two minorities.
Board committees are responsible for continuous review and oversight of the company’s operations. Heinz currently has five established committees: Audit Committee; Corporate Governance Committee; Executive Committee; Management Development and Compensation Committee; and Public Issues Committee. Independent Directors comprise the membership of the Audit, Management Development and Compensation, Corporate Governance and Public Issues committees. The Executive Committee is composed of the Chairman and CEO of the company, as well as the Chair of each of the other four committees.
1987 1998 1990 1992 2000
Chairman Henry J. William R. Heinz becomes the first In the company’s William R. “Jack” Heinz II, Johnson, 49, is company to adopt a largest acquisition Johnson in the 56th year of named President “dolphin-safe” policy to outside of the is named service to Heinz, and CEO. ensure it does not purchase United States, Heinz Chairman — dies at age 78. Tony He is the sixth tuna caught in association welcomes New the company’s O’Reilly is the Chief Executive with dolphins. Zealand’s Wattie’s™ fifth. first non-Heinz family Officer in the After years of research and to the growing member to be history of Heinz. investment, Heinz unveils family of businesses. named Chairman, the first fully recyclable President and CEO. plastic ketchup bottle.

GOOD FOOD, EVERY DAY™ HEINZ     |     11
2005 Board of Directors*
William R. Johnson
Chairman, President and Chief
Executive Officer, H.J. Heinz Company

Charles E. Bunch
President and Chief Operating Officer,
PPG Industries

Mary C. Choksi
Managing Director, Strategic
Investment Partners

Leonard S. Coleman, Jr.
Senior Advisor, Major League Baseball

Peter H. Coors
Chairman, Coors Brewing Company

John G. Drosdick
Chairman, President and Chief
Executive Officer of Sunoco, Inc.

Edith E. Holiday
Attorney and Director, Various
Corporations

Candace Kendle
Chairman and CEO, Kendle
International Inc.

Dean R. O’Hare
Retired Chairman, The Chubb
Corporation

Dennis H. Reilley
Chairman, President and Chief
Executive Officer of Praxair

Lynn C. Swann
President, Swann, Inc.

Thomas J. Usher
Chairman and CEO, U.S. Steel
Corporation

*	Reflects 2005 titles
“We honor the legacy of the generations of Heinz employees who built this great company by our continued commitment to growth, nutrition, value and ethical behavior.”— William R. Johnson
2001 2002 2005
The H.J. Heinz Company Heinz sells U.S. Star-Kist® Heinz acquires leading Heinz opens the Foundation grants seafood, North American pet culinary brands Lea & Innovation foods Perrins®, the $750,000 (U.S.) over three and pet snacks, U.S. private world’s number-one Center in years to fund Supplefer label soup, College Inn® brothWorcestershire Sauce, HP® Pittsburgh, where sauces and a Sprinkles™ iron supplement and U.S. baby food businesses perpetual license to market more than 100 production, with the to Del Monte Foods Company the rapidly growing Amoy® Asianchefs, aim of reducing global in an all-stock transaction. sauces brands in Europe. In nutritionists and childhood anemia. Heinz becomes the most global addition, Heinz purchases researchers Nancy’s Additional company funding U.S.-based food company and a Specialty Foods, Inc. — are the driving and technical support more focused organization. producers of the Nancy’s® force for brand of also are provided. premium appetizers, quiche, product entrees and desserts. development.

12     |     HEINZ Corporate Social Responsibility Report 2005
Commitment to Business Ethics
A key to Heinz’s enduring success has been our commitment to the highest level of professional and ethical standards and the paramount importance we place on maintaining our honesty, excellence and integrity. The following elements support this commitment and serve as a guide for our employees, suppliers and operations around the world:
•	Code of Conduct. Our longstanding Code of Conduct communicates our expectations of business performance to ensure we behave in a consistently legal and ethical manner. Our Code of Conduct now highlights six key business conduct policies — Code of Conduct, Conflict of Interest, Insider Trading, Antitrust, Non-discrimination and Anti-harassment. The Code is available on our Web site as well as our internal intranet in 22 languages. In 2005, we obtained written certification of Code of Conduct compliance by senior management around the world, and we provided online training to salaried employees in the United States. Our goal is to train and certify all salaried employees by 2007.
•	Corporate Policies. Worldwide, Heinz management has developed 125 corporate policies, including 70 non-financial and 55 financial policies to guide Heinz operations. For example, we have established global guidelines regarding the responsible marketing of our products to ensure communication reflects our family-oriented values and commitment to nutrition and consumer well-being. These integral policies are posted on our intranet and are distributed to relevant employees via e-mail and supervisors. Managing Directors and Presidents of all Heinz affiliates must certify annually that the policies have been communicated, and employees and operations are in compliance.
•	Reporting Code of Conduct Violations and Other Ethical Issues. Heinz encourages employees to raise matters of concern with their immediate supervisor. If this course of action is not appropriate, we recommend discussing any concerns with Human Resources, the Director of Compliance and Diversity, an attorney in the Law Department, an internal auditor, or a compliance officer. Alternatively, for employees who want to remain anonymous, we offer a 24-hour, toll-free, multilingual Ethics and Compliance Hotline that is operated by a third party. Within 14 days of a report, an internal Ethics Team investigates each call and posts follow-up information on the hotline’s system for retrieval by the caller. In 2005, we received approximately 100 calls, which were reviewed and/or investigated, and resulted in remediation including terminations, counseling and education. Our Ethics Department reviews all hotline calls in an effort to identify any trends or broader issues.

GOOD FOOD, EVERY DAY™ HEINZ    |    13
•	Global Operating Principles. In 2003, we developed Global Operating Principles based on the Sullivan Principles, UN Global Compact and the International Labor Organization’s Human Rights Principles. They reflect our values, commitments and expectations to employees and the public. At the core of the principles is a commitment to the safe and fair treatment of all employees, protection of the environment, and respect for cultural, ethnic, religious, political and philosophical differences among all people. Our Global Operating Principles apply to all Heinz employees and facilities owned by the company and its affiliates around the world. Each affiliate is required to certify compliance and submit to monitoring by Heinz internal auditors.

For a complete listing of the company’s Code of Conduct, Communication Guidelines, Global Operating Principles and Supplier Guiding Principles, please visit www.heinz.com.
•	Supplier Guiding Principles. To ensure our almost 100,000 suppliers worldwide share our values, we introduced Supplier Guiding Principles, which restate our requirements and emphasize good workplace policies that comply with local labor laws, as well as applicable environmental laws. The Supplier Guiding Principles are beginning to be included in all new and renewed supplier contracts and apply to all suppliers with whom Heinz and its affiliates worldwide have a contractual relationship, including contractors, suppliers of goods and services, co-packers and joint venture partners. Suppliers are required to certify their compliance to these principles at our request and to authorize Heinz and our third-party agents to monitor compliance, including unannounced on-site inspections.

14     |     HEINZ Corporate Social Responsibility Report 2005
Good Food, Every Day™
Safety
Quality and nutrition policies are an integral part of Heinz culture and systems. We are proud of our dedicated commitment to provide safe, superior quality, nutritious food and beverages that enhance the lives and well-being of people around the world. Consumers confidently choose Heinz products every day based on our reputation for high standards and our trusted safety record.
Paradigm of Purity
Quality has been the cornerstone of our success since the company’s inception in 1869. At a time when there were no government regulations for the food industry, the company’s founder, Henry John Heinz, stood out among the competition for his commitment to spotless kitchens, clean factories, the best ingredients and clear jars to display the purity of Heinz products.
As a pioneer of quality assurance standards and procedures, Henry Heinz was opposed to adding chemicals, preservatives or fillers to his products. He firmly believed in the need for government regulations to ensure consumer trust. In fact, he was one of the only food manufacturers to support and promote the passage of the 1906 Pure Food and Drug Act, which heralded the start of the United States Food and Drug Administration and the birth of the modern food industry.
Pure Food and Drug Act
In 2006, we celebrate the centennial of the passing of the United States Pure Food and Drug Act. Signed into law by President Theodore Roosevelt on June 30, 1906, the road to the enactment of the seminal law to regulate the food industry was long and hard-fought.
In the late 1800s, food manufacturing was one of the largest U.S. business sectors. However, manufacturers regularly added chemical adulterants, mislabeled products and falsely advertised. For example, ingredients like apple scraps, glucose, coal-tar dye and timothy seeds would be sold as “strawberry jam.” In response to rising concerns about the quality and safety of food in the marketplace, Dr. Harvey Wiley, Chief (and first) Chemist at the U.S. Department of Agriculture, led a coalition of concerned groups and began a public campaign to request federal oversight in 1883.
Henry J. Heinz became one of few in the industry to support and actively fight for a law governing food production, labeling and sales. Because Heinz was strictly opposed to adding chemicals or fillers to food, he believed that the much-publicized, dishonest and sometimes dangerous practices of the industry would give food manufacturing a

In 1869, a young Henry Heinz started his company based on the principle of purity. His first product, “pure and superior” grated horseradish, used the best ingredients and was uniquely packaged in clear glass rather than standard amber and green jars to showcase the fact it was free of adulterants and fillers.
The company’s focus on quality continued under the leadership of Henry’s son, Howard Heinz. As a Yale-educated chemist who also studied nutrition, Howard hired the company’s first bacteriologist and began to apply scientific methods to the processing, preservation and production of food. In 1918, Heinz became the first company to employ scientific controls and laboratory testing.

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bad reputation. He felt legislation would not only increase consumer confidence in the food industry, but also provide a competitive advantage because Heinz’s standards for ingredients, production processes and cleanliness were among the highest in the industry.
Heinz aligned himself with Dr. Wiley’s effort and, in 1905, he sent three company executives — including his son, Howard Heinz — to seek President Roosevelt’s support. After ongoing public education and the release of exposés of the unsanitary conditions of the industry, the President requested Congress enact a law to regulate the food industry. It was passed by the Senate and House, and he later signed it into law. The Pure Food and Drug Act marked the beginning of the government’s efforts to improve food safety and nutritional standards.
“I appreciate the loyalty with which your father and all of his staff stood by me in the darkest hours of my fight for pure food. I feel that I should have lost the fight if I had not had that assistance.”
Dr. Harvey Wiley to Howard Heinz, 1924 (excerpt from The Good Provider)
>	For more information, visit the U.S. Food and Drug Administration’s Web site at www.cfsan.fda.gov/~lrd/history1.html.
“Quality is to a product what character is to a man.”
— Henry John Heinz
Safe, Quality Food Today
Today, the strong foundation built by Henry Heinz and generations of Heinz employees remains core to our brands, which are among the most recognized in the world. Heinz food and beverages are developed and regularly reviewed by a worldwide team of quality assurance and food technicians. They are responsible for ensuring that our products comply with the consensus of scientific opinion regarding safe and effective dietary protocols and to ensure they meet or exceed all relevant legislation and regulations.
Heinz companies and joint ventures around the world operate a skilled, robust, globally integrated quality structure that is responsible for ensuring the safety and quality of every Heinz product. The Global Quality Department provides mandatory policies, principles and standards, which are implemented into an annual Quality Plan by all Heinz businesses. Heinz Quality Principles and Standards are based on internationally-recognized standards and quality programs including Hazard Analysis and Critical Control Point, Good Manufacturing Practices and ISO 9001 Principles. In addition, local laws and regulations and the specific needs of local consumers are observed. All Heinz products must perform to or exceed the requirements of these exacting standards, and compliance must be certified by each business unit’s President or Managing Director.

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Good Food, Every Day™
Quality
Ensuring the Quality of Our Supply Chain
We recognize that the superior quality of Heinz products depends upon the raw materials we purchase. That is why we require our supply chain — including suppliers of ingredients, equipment, packaging and distributors — to share our values and adhere to the highest quality standards.
In 2003, we created Supplier Guiding Principles, which clearly indicate that suppliers comply with all applicable laws and regulations, with particular emphasis on workplace and environmental practices. These principles are incorporated into commercial agreements and apply to any supplier that has a contractual relationship with Heinz and its worldwide businesses. Suppliers are expected to certify compliance at Heinz’s request and to authorize our designated agents to engage in monitoring activities, including unannounced inspections.

To review our Supplier Guiding Principles, please visit www.heinz.com.
In addition, Managing Directors and Presidents of Heinz businesses must confirm that suppliers meet our performance requirements and comply with all applicable laws and regulations. They are also required to develop operating and monitoring procedures to assure vendor compliance with our quality standards and to create programs for the identification of continuous improvement opportunities. This is currently achieved by including our quality standards and policies in vendor contracts, obtaining responses to questionnaires and performing audits of critical suppliers. In addition, we have an online global database of every material Heinz uses to track and help control approved suppliers and materials.
Continuing Our Commitment to Quality
Quality is an ongoing process. At Heinz, we continuously seek improvement to ensure excellent quality and value for our consumers. We measure quality through Key Performance Indicators, including the percentage of products that we make right the first time, the total cost of quality failure and twice-annual quality system self-audits. In addition, we actively listen to our consumers and compare their feedback to our manufacturing, in a uniform way, at more than 100 Heinz factories around the world. Quality performance is communicated to senior management on a regular basis, with monthly executive updates and quarterly international updates. To ensure compliance, random audits are conducted by our professional quality auditors.
In keeping with the Heinz culture to continuously strengthen and improve quality and food safety systems, Heinz launched a new Global Quality Strategy in 2005. The strategy delivers quality systems focused on risk assessment and prevention, a reduction in the cost of quality non-conformance, and consistent product performance that is targeted to exceed that of our competition. Our approach to delivering the strategy focuses on: Prediction; Policies & Standards; Processes & Systems; Performance; and People & Structure.
EXTERNAL [2] ISSUES QUALITY RISK POLICIES AND ASSESSMENT STANDARDS PEOPLE [2]AND [2] STRUCTURE PROCESSES PERFORMANCE AND SYSTEMS [2]

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As part of the new Global Quality Strategy, Heinz quality assurance technologists dedicated to local business units now report to the President or Managing Director of each Heinz affiliate, as well as to World Headquarters. This dual reporting structure allows for shared global quality strategies and goals, alignment of standards and systems, transfer of best practices, improved consistent communication, and a strengthened partnership with supply chain teams to upgrade vendor quality resources and audits.
In 2005, we also introduced “Heinz Global Quality Risk Management.” This new audit and improvement program is based on externally recognized quality systems including ISO 9000 and Hazard Analysis and Critical Control Point. The customized system is designed to measure critical categories of quality and food safety and take into account the effectiveness of the control systems. During the audit process, third-party auditors assist site staff to develop improvement activities, which will become a part of the annual Quality Plan. In 2006, we expect to have all of our global facilities audited with baseline scores and improvement plans developed.
HEINZ INNOVATION CENTER
The year 2005 marked a major milestone in the 136-year history of Heinz with the opening of the Heinz Innovation Center just north of the company’s World Headquarters in Pittsburgh. The 100,000-square-foot facility is now home to 100 chefs, food technologists, researchers and package designers, as well as specialists in nutrition and quality assurance. This cross-functional team of experts drives technical innovation and quality excellence in our major U.S. businesses and is committed to providing technical direction, assistance and advice to Heinz business units worldwide.

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Good Food, Every Day™
Nutritious Foods
Nutrition is a key ingredient in our commitment to improve the well-being of families by providing them with Good Food, Every Day™. As a result, Heinz products have been synonymous with quality and wholesome nutrition since our company was founded on these principles more than 136 years ago.
Heinz Nutrition Policy
Our roots in nutrition continue to be supported by our worldwide nutrition policy, which applies to all Heinz products. Heinz affiliates and each President or Managing Director are responsible for fulfilling and ensuring compliance. The policy assures our consumers of the following:
•	Heinz products, ingredients and packaging labeling comply with applicable legislation, regulations and the well-being of consumers.

•	Heinz has developed food allergen management policies; all products that contain allergens are labeled using clear terminology.

•	Heinz is committed to the minimal use of additives. Where additives are essential, the levels are in compliance with legislative, regulatory and nutritional standards.

•	Nutritional claims on Heinz products are relevant to the role of the particular product in the total diet and are fully supported by scientific opinion and are consistent with appropriate regulations.

•	Heinz maintains a close dialogue with accredited scientific experts and regulatory bodies to ensure that the ingredients it purchases, food it produces and its nutrition education apply to the latest nutrition knowledge and scientific consensus.
We have also developed specific nutrition policies for our infant foods. For 75 years, children have grown up with Heinz and, as the leading provider of complementary infant food, we do everything we can to safeguard children’s health. We conform to all national guidelines and if they are not available, we abide by the standards of Codex Alimentarius or the European Commission Directives.
Heinz Baby Food Breakthrough
Amid a time of public questions about the effects of commercial baby food on infants, Heinz Canada launched a project in 1976 that, for the first time, clinically studied the impact of infant feeding practices. Four years later, David Yeung, Ph.D., (pictured below) published the results of his comprehensive research on the status of infants from birth to 18 months, and the results received acclaim by the international nutrition and medical communities. As a result of these findings, Heinz led the worldwide marketplace in launching new baby foods, including yogurts and a gluten-free range, with enhanced nutritional standards such as the removal of salt and MSG.
Today, parents around the world trust Heinz for being on the forefront of nutrition and for offering innovative tastes and varieties. We operate worldwide programs to ensure quality and safety from field to fork. In Italy, the Plasmon® environmental OASIS program is synonymous with purity and nutrition. The industry-leading quality program ensures extremely tight farm-to-factory controls over the conditions under which farmers grow or raise their food supplies. These controls include prohibiting additives and pesticides, as well as understanding how animals must be raised and fed. Ingredients are routinely tested to ensure compliance, and agronomists regularly make unannounced farm visits to audit compliance.

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We back our commitment to nutrition by drawing upon the latest scientific knowledge through a variety of initiatives, including ongoing research and memberships in accredited scientific and nutrition associations. In addition, we are committed to maintaining a close dialogue with global scientific and nutrition experts:
•	The H.J. Heinz Company Foundation was established in 1951 to promote the health and nutritional needs of children and families worldwide by donating funds to develop and strengthen organizations dedicated to nutrition. For more information about the H.J. Heinz Company Foundation, review the Community section of this report.

•	We developed the Heinz Institute of Nutritional Sciences (HINS) in 1986, which supports research and disseminates nutrition information and education.

•	In 1998, we created a Scientific Advisory Board to guide global thinking on trends and technologies in nutrition.

To learn more about the company’s Worldwide Communication Guidelines for Consumer Education, Public Relations, Marketing Communications and Advertising or to download a copy of the latest Heinz Handbook of Nutrition, visit www.heinz.com.

For additional information about HINS or the H.J.Heinz Company Foundation, please visit www.heinz.com.
Healthy Weight
At Heinz, we share concerns about the population’s overconsumption of calories and lack of exercise — both of which are contributing to rising obesity rates globally. That is why we are dedicated to our vision of providing Good Food, Every Day™ and ensuring that all Heinz products deliver nutrients, fun and flavor as part of a balanced diet. In addition, we have taken a number of steps to support our consumers’ wellness.
Beginning with our employees, we maintain close relationships with leading health organizations, including the International Life Sciences Institute and the International Food Information Council to remain abreast of the latest scientific research and consensus. A core mandate of our Scientific Advisory Board is to guide our thinking on trends and technologies to make healthier and better foods. We are making it a priority to educate our employees about nutrition through training modules and nutrition seminars. In addition, we have been circulating updated versions of the Heinz Handbook of Nutrition to marketing and product development teams since 1949. The ninth edition was published in 2003.
We are committed to helping our consumers make informed food choices. To that end, we provide clear nutrition information and have strict marketing guidelines to help ensure products are not solely marketed to children. These worldwide guidelines cover all forms of consumer education including public relations, marketing communications and advertising. In addition, the H.J. Heinz Company Foundation is dedicated to supporting programs in children’s health and nutrition, including the award-winning Web site www.kidnetic.com — dedicated to promoting healthy eating and active living among children.

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Malnutrition
Contrary to the trend of consuming too many calories in developed countries, there are those in developing countries who are unable to meet the most basic nutrition needs. Vitamin and mineral (micronutrient) deficiencies are a significant cause of illness and premature death. In fact, UNICEF estimates that iron deficiency affects half of the developing world’s infants, undermines the health of 500 million women of reproductive age, and contributes to more than 60,000 childbirth deaths a year. In an effort to help eradicate micronutrient deficiency, Heinz has undertaken numerous activities.

To learn more about the H.J. Heinz Company Foundation’s support of the Sprinkles Global Health Initiative, review the Community section in this report or visit www.heinz.com.
•	The H.J. Heinz Company Foundation is the primary supporter of the Sprinkles™ Global Health Initiative (SGHI). Led by Stanley Zlotkin, M.D., Ph.D., FRCPC, SGHI developed a successful home fortification method to address infant iron deficiencies. The easy-to-use, powdered, taste-free nutrients are produced in single-serve packets that may be stirred into food. To date, more than 500,000 children in 20 countries have received Sprinkles™ sachets. Plans are in place to reach more than two million children in the next year. Through local partnerships, millions of units of Sprinkles are being produced in Canada, Guyana, Indonesia, India, Pakistan and Bangladesh.

•	In 1983, Heinz was approached by the Chinese government to help respond to increasing infant malnutrition and micronutrient deficiencies. After consulting leading pediatricians and nutritionists, Heinz introduced an ironfortified infant cereal. As a result, studies completed at the Pediatric Research Institute in Beijing determined that the cereals were effective in treating and preventing iron deficiency anemia. Today, Heinz® infant cereal is a key source of iron for infants.

•	Iron deficiency anemia is so prevalent in Indonesia that in Bandung district and Bandung municipality, West Java province, 25 to 30 percent of mothers and almost 60 percent of children (aged six months to five years) suffer from anemia. In response, Heinz ABC, the leading producer of soy sauce in Indonesia, collaborated with the government of Indonesia and Helen Keller International (HKI), a United Statesbased non-profit organization devoted to treating preventable blindness and nutrition deficiencies. Together, they assessed the feasibility of using soy sauce as a vehicle for iron fortification. Results of the study confirmed that iron fortification of soy sauce can be an effective way to reduce anemia, even at low consumption levels. As a result of this research, Heinz and HKI provided the iron-fortified soy sauce to more than 250,000 families in Aceh province who were affected by the 2004 tsunami.
H.J. “Jack” Heinz was a co-founder and member of the board of trustees of the Nutrition Foundation established in 1940 (now known as the International Life Sciences Institute). 1940 T.D. Smyth, President and CEO of Heinz Canada, was founder and member of the board of trustees of the National Institute of Nutrition in Canada established in 1981 (now known as the Canadian Council of Food and Nutrition). In 1981, Heinz Canada established the Infant Nutrition Institute (now the Heinz Infant Nutrition Institute) to educate health professionals about new developments in the science of infant nutrition. 1981 NUTRITIONAL TIMELINE In 1951, the H.J. Heinz Company Foundation was created. One of its principle activities is to support nutrition education and research. 1951 1981

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•	In the Philippines, Heinz UFC worked with the local government department of health to fortify our leading brand of Banana Ketchup with Vitamin A. The program has raised consumer awareness of the benefits of fortification and increased penetration of fortified products in the industry.
Chronic Disease Prevention
We are also critically concerned about the growing risk of chronic disease and are continuously seeking an understanding of the role food plays in disease prevention. One example of our efforts in this area is our leadership in tomato lycopene research and education. Lycopene is a powerful antioxidant that gives tomatoes their red color and is most easily absorbed from eating processed tomato products. Research suggests that lycopene in conjunction with other tomato components may inhibit the development of certain types of cancer and reduce the risk of cardiovascular disease, diabetes, age-related macular degeneration and osteoporosis.
As the world’s largest producer of processed tomato products, Heinz has supported scientific research on the health benefits of tomato product consumption and regularly communicates research findings to health professionals. In an effort to increase awareness among consumers of the health benefits of eating tomatoes and tomato products, Heinz recently led a consortium of United States processed tomato organizations and the Prostate Cancer Foundation to petition the government to approve a Qualified Health Claim for these products.
As a result of our combined efforts, in November 2005, the United States Food and Drug Administration approved a qualified claim indicating that eating tomato sauce may reduce the risk of prostate cancer, the second-leading cause of cancer-related deaths for adult males in the United States. We followed this announcement with the release of the second edition of Unlock the Power of Lycopene, REDefining Your Diet with Lycopene and Tomatoes.
To learn more about lycopene and the company’s efforts to understand and educate consumers about the health benefits, visit www.lycopene.org.
2005 Heinz-Funded Nutrition Research
•	Infant Feeding Practices — Canada

•	Nutrition and Purity of Infant Foods — Canada

•	Food Allergy Among Infants — Italy

•	Health Benefits of Lycopene and Tomato Products — Global

•	Lycopene and Prostate Cancer — United States and Canada

•	Male Infertility — United Kingdom and Canada

•	Osteoporosis — Canada

•	Effects of Processing — United Kingdom and Canada

•	Health Benefits of Navy and Kidney Beans — United Kingdom and Canada

•	Micronutrient Malnutrition (prevention and treatment) — Global

•	Glycemic Index of Potatoes — Canada
The Heinz Institute of Nutritional Sciences (HINS) utilizes a network of nutritional experts from academia, the medical profession, government and the food industry, and is supported by committees of medical doctors, public health professionals, nutritionists and food scientists. Starting first in China, HINS organized symposia and forums for the study and debate of nutrition issues. HINS programs are now active in 14 countries including Thailand, Russia, India, Spain, Portugal, Poland, Hungary and the Czech Republic. Today, the organization produces an annual symposium, quarterly newsletters and supports relevant seminars, research projects and nutrition events.
The Heinz Institute of Nutritional Sciences (HINS) was established in 1986 as a non-profit organization with the mission of advancing the knowledge and practice of nutrition to ensure the nutritional well-being of emerging generations. In 1997, Heinz India established The Heinz Nutrition Foundation of India, which is a not-for-profit organization dedicated to funding local nutrition education and research projects. Heinz Italy launched the Istituto Scotti Bassani in 2005 to lead the research and development of improved nutrition and safety in infant feeding. The Scientific Board includes representation from top clinical researchers, pediatricians and nutritionists. The Advisory Board is comprised of high-ranking regulatory and government officials, leading politicians and medical experts. 1986 1997 2005 In 1998, Heinz created the Scientific Advisory Board to guide global thinking on trends and technologies in nutrition. 1998

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H.J. Heinz Company
Our Commitment
Heinz is a company of great people. From the beginning, our founder, Henry J. Heinz, understood that employees deserve the highest regard and encouragement. Henry treated his employees as though they were members of his family; paying his employees top wages and ensuring industry-leading working conditions.
The Foundation of our People Strategy rests on a common footprint consistent across all Heinz affiliates and integrates our focus on: Performance Management Development, People and Organizational Planning and Annual Incentive Plan.
What has become common employer practice today, Henry Heinz pioneered. At a time when employees were not often treated with respect, Henry Heinz offered a unique philosophy on employer-employee relations. He considered himself a fellow employee and firmly believed that employees’ workdays should be happy. This, he felt, was also good for business, since a happier employee was likely to be more productive.
He was among the first employers in the United States to offer employees dining rooms, locker rooms and dressing rooms. Leading the industry, Henry also insisted on cleanliness in every aspect of the business and backed up this policy by providing clean clothes, indoor washing facilities and weekly manicures for those who worked in the factory.
To ensure the health and wellness of employees, he created first aid stations, offered a trained nurse and doctor and, later, hired a dentist. Henry was also one of the first employers to introduce company-paid life insurance. As his business expanded, Henry continued to focus on his employees’ well-being by building two roof gardens, a gymnasium, swimming pool, library and an auditorium for lectures and concerts.
He focused on creating a comfortable workplace and collegial culture. Paintings were hung and flowers were plentiful. Henry also fostered the development of the company’s annual employee picnic, employee social clubs, a monthly newsletter and a holiday gift.

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Today, we pride ourselves on continuing Henry’s commitment of caring for the people who work at Heinz. That means providing a balance of work and family life, including offering a variety of family supportive programs and benefits to all employees.
We have absolute respect for our employees’ rights to work in a safe and healthful workplace, where they are treated fairly and with respect. Our Global Operating Principles communicates our requirements of all of our employees, factories and facilities to operate in compliance with applicable laws and regulations in every country in which Heinz operates. In countries where specific laws are not well-defined, we implement standards that are consistent with our Global Operating Principles including:
•	Minimum Age for Employment — Heinz and its affiliates will not knowingly hire anyone under the age of 16. If the local law requires a higher minimum age, Heinz will comply with that requirement.

•	Forced Labor — Heinz will not utilize forced labor or involuntary prison labor.

•	Abuse and Harassment — Heinz does not tolerate any form of physical or sexual harassment or abuse of its employees.

•	Freedom of Association — Heinz recognizes and respects each employee’s right to associate with any legally sanctioned organization. The rights of labor unions must be respected.

•	Work Hours, Work Week and Payment of Wages — Heinz will comply with all applicable local laws.

•	Training — Reasonable efforts will be made to provide appropriate job training for every employee.

•	Promotion — Preference for any promotion opportunities will be given to employees based on merit and performance and other equitable standards.
In addition to these Principles, our Code of Conduct communicates our expectations of employees, officers and directors for conducting business in a legal and ethical way that is consistent with our values. Employees are encouraged to raise any questions or concerns about Code of Conduct violations to various levels of management. For those employees who want to remain anonymous, we have a 24-hour, multilingual Ethics and Compliance Hotline that employees can use to report their concerns.

To review our Global Operating Principles or our Code of Conduct, please visit www.heinz.com.

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H.J. Heinz Company Total Headcount
FY2006 Year End

Business Unit	FY06 Total Full Time
World Headquarters	255
Heinz North America	9,915
Africa & Middle East	464
Asia	8,138
Australia	519
Canada	1,077
Europe	8,669
India	922
Latin & South America	1,356
New Zealand	1,088

Total	32,403

Employee Recognition
Recognizing Team Performance and Quality is one of the Heinz Chairman’s Four Imperatives and is a major focus throughout the company’s operations. In recognition of worldwide employees’ efforts, we presented our 2005 Chairman’s Imperatives Awards to 60 executives. And, through the company’s “CEO Academy,” managers received extended time for personal exchange with Heinz Chairman, President and CEO William R. Johnson. In the United States, 12 employees from the Consumer Products organization earned “Henry Awards,” which recognize those that carry on Henry J. Heinz’s traditions of hard work, superior quality and innovation. “Above and Beyond,” a program within Heinz (U.S.) Foodservice, recognizes employees who have taken the initiative to go the extra mile in their work day. Heinz Europe’s “Premier Awards” saluted 35 employees who exemplified Passion, Risk Tolerance, Excellence, Motivation, Innovation, Empowerment, and Respect.
Engaging Our Employees
Empowering employees relies upon open, honest two-way communication. Heinz aims to achieve this through the following worldwide communication platforms:
•	Heinzweb: The company’s global intranet serves as a one-stop resource for Heinz employees worldwide. Regularly updated, the site provides information about organizational changes, Heinz-specific news from around the world, internal policies, and tools to assist employees in their jobs. Each Heinz affiliate also has a section dedicated to providing more detailed region/country-specific information for employees.
•	Town Hall Meetings: In 2005, Heinz introduced Global Town Hall meetings whereby our Chairman and other senior executives highlight business priorities, opportunities, and discuss the company’s progress and performance to date. All sessions include a time for questions from employees. These sessions are broadcast over our intranet and made available to every Heinz employee around the world.

•	SmartBriefs: Daily updates about industry trends and Heinz news are e-mailed to employees worldwide.

•	HeinzNewz: In North America, Heinz recently launched an employee newsletter aimed at sharing global information about the company. The newsletter is mailed directly to employees’ homes twice yearly.

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Equal Employment Opportunity
Our company has followed a longstanding practice of hiring and promoting top-performing individuals while fostering a diverse global workforce. We believe all employees have the right to work in an environment free from discrimination or harassment and should be employed and advanced on the basis of their ability to do the job. It is, therefore, our continuing policy to afford equal employment opportunities to all qualified employees and applicants.
In accordance with this policy, all personnel decisions, including but not limited to those relating to recruitment, hiring, training, promotion, compensation and benefits, will continue to be made based solely upon an employee’s or applicant’s qualifications, skills and abilities and without regard to any condition or characteristic that is not job-related. In addition, there is a Heinz corporate policy covering all company locations prohibiting illegal discrimination, including harassment, and an accompanying set of policies establishing a procedure for reporting and investigating complaints, prohibiting retaliation and providing for appropriate disciplinary action for violations.
Employees are encouraged to report any violations of the Heinz Code of Conduct to any supervisor or manager, the Chief People Officer, Corporate Director, EEO Compliance/Diversity, Vice President — Corporate Governance, Compliance & Ethics, or the Senior Vice President and General Counsel. Employees also may report such conduct anonymously by calling the Heinz toll-free Ethics and Compliance Hotline. A confidential and impartial investigation will be performed immediately, and prompt corrective action will be taken if a prohibited act of discrimination or harassment occurred.
This policy is implemented and monitored by a director and a coordinator analyst within the Heinz Equal Employment Opportunity (EEO) Compliance and Diversity department. These individuals, in cooperation with the Chief People Officer, report progress annually to the Board of Directors’ Public Issues Committee.
In August 2005, Fortune Magazine included the H.J. Heinz Company in its listing of the “Top 50 Employers for Minorities.” The list was compiled by SmartRevenue, a market research firm, and was based on employee data for the 2004 calendar year for FORTUNE 1000 companies and the 200 largest privately held companies in the United States. Heinz Chairman, President and CEO William R. Johnson indicated that, “being named on this list reinforces to us that our increased focus on diversity programs is helping us to make strides in becoming a more multicultural workforce.”
“(Heinz) — a union of employer and employee, one in heart and effort.” — Henry John Heinz

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Diversity at Heinz USA
We are focused on going beyond compliance and actively recruiting to improve our diversity. Just as we have a diverse base of consumers, we want to help ensure our workforce includes a broad range of backgrounds and skills. In the United States, we have affirmative action programs in place at all locations to ensure equal opportunity for every employee. We also use the services of specialized search firms to help recruit minorities and females to high-level positions. As a result of our efforts, we achieved the following results among Heinz U.S. salaried staff in 2005:
•	Female employees represent approximately 48.08% of total salaried employees, which is an increase from 46.88% in 2004.

•	Minorities represent approximately 20.63% of total salaried employees, which is an increase from 16.26% in 2004.
Heinz is involved in a variety of diversityrelated associations such as the African-American Chamber of Commerce, the National Association for the Advancement of Colored People, the National Urban League, and is a Founding Member of the National Business and Disability Council, which is the leading national corporate resource for hiring, working with, and marketing to people with disabilities. In addition, Heinz sponsors several diversity mentoring programs to help create a pool of minority candidates that can move into professional positions within the company.
In 2005, the H.J. Heinz Company Foundation increased its funding of female, minority and disability organizations by 21.2 percent vs. 2004. Among the programs we provided grants to are: the Heinz Scholars Program (see opposite); the Extra Mile Foundation; the Africa-America Institute; and the Cultural Communications Alliance Leadership Mentoring Program.
In addition to the diversity of our employees, we also recognize the importance of a diverse representation of suppliers. To support our commitment, we are members of the National Minority Supplier Development Council, which provides a database of women- and minority-owned businesses. In addition, we accept applications from certified diversity suppliers on our Web site, www.heinz.com. As a result of these efforts, we have increased our total company purchases from minority-owned and women-owned companies by 6.2 percent in the past year (November 2004 vs. November 2005).

For more information about the H.J. Heinz Company Foundation’s support of non-profit organizations, please visit the Community section of our Web site at www.heinz.com.
The Heinz Scholars Program is a unique partnership with Washington & Lee University in the United States. The H.J. Heinz Company Foundation, along with the H.J. Heinz Company, provides scholarship, mentoring and internship opportunities to economically disadvantaged students who have distinguished themselves through academic and personal achievement. In 2005, the program was expanded to allow 12 students to enter the program. We look forward to the first graduating class of Heinz Scholars in May 2006.
“Because they are among our brightest scholars and the best leaders, our Heinz Scholars have greatly enriched the Washington & Lee campus. Not surprisingly, they also are a magnet for new minority students. Minority enrollment has risen from 7.2 to 10.9 percent since the program was established in 2002. It’s moving to see the important difference both W&L and Heinz are making in the lives of Heinz Scholars and, in turn, their impact on both of our institutions.” — Thomas G. Burish, President, Washington & Lee University.

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Ensuring Employee Safety and Wellness
Heinz is deeply committed to providing a safe and healthful workplace for employees. To fulfill this commitment, all our operating companies and management must comply with all national laws that regulate safety in the workplace and implement the safest design and construction of all operations and facilities. In addition, each Heinz-owned manufacturing location is required to implement the Heinz Safety Process, measure performance against annual safety goals, have a dedicated, trained safety professional accountable for the process, and have the capability to provide occupational health care.
The Heinz Safety Process
Eliminating and controlling occupational injuries and illnesses is the primary focus of the Heinz Safety Process. With this proprietary program in place, we firmly believe that all accidents are preventable, and zero recordable incidents can be achieved.
All our businesses worldwide must implement the Heinz Safety Process. This systematic approach to safety management aids in focusing effort and resources on factors that count most towards preventing injuries and industrial accidents. The Heinz Safety Process is built upon five core values:
•	occupational health and safety can be managed;

•	nothing we do is worth getting hurt;

•	every injury/illness could and should have been prevented;

•	personal accountability for safety performance is a condition of employment; and,

•	occupational health and safety is everyone’s responsibility.
Key aspects of the process include the following:
•	Each manufacturing location employs a dedicated safety professional who is responsible for safeguarding regulatory compliance, industrial hygiene, behavioral safety and recordkeeping.
•	Every year, we hold Environment, Health and Safety Conferences worldwide to ensure we are continuously improving, sharing our successes and providing technical training.

•	Every Heinz facility is expected to develop an Ergonomic Plan to reduce injuries/illnesses at all locations.

•	To manage employee health, Occupational Health Care Professionals are responsible for implementing a comprehensive safety and health management process.
The Heinz Safety Process also incorporates training, standards of operation, and best practice requirements into a well-defined, action-based self-assessment audit tool — the Heinz Safety Survey. Performed by local safety managers at all Heinz factories twice annually, the survey measures implementation of the safety and health process and enables site-by-site benchmarking. Overall results are shared with senior management and used as an indicator of safety performance and adherence to the Heinz Safety Process.

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Results from the audits are also used to establish annual Safety Health Accident Reduction Plans. Established by individual locations, the goals for safety and health improvement are incorporated into the Performance Management Development process. Clear objectives and goals allow for accountability to be maintained as part of the safety process, which is instrumental to our success. Continued prevention of injuries/illnesses and a re-emphasis on proactive return to work were a strong focus in 2005 and will remain a key component of 2006 strategies.
Global Safety Statistics YTD FY06 vs FY05 END

	FY06		FY05
	TRIR	HSS	TRIR	HSS

North America	2.69	6.9	3.12	6.3
Canada	2.73	7.2	2.04	6.8
Europe	2.12	7.4	2.37	5.3
Latin America	3.70	5.3	2.80	5.9
Asia	1.65	5.9	1.31	6.0
Australia	2.90	6.0	3.20	6.0
Wattie’s	6.10	6.2	6.74	6.0
Tegel	7.75	4.8	13.70	0.0
Total	3.71	6.2	4.41	5.3
Our goal is to reach a Heinz Safety Score (HSS) of 9.0 at a minimum and a Total Recordable Incident Rate (TRIR) of 1.0 or below. Achieving this goal means that 90 percent of all of the HSS requirements are implemented and being proactively managed, as evidenced by a correlating low TRIR. We have made continuous progress toward this goal and have experienced significant injury and illness reductions.
In our Fiscal 2006 year up to October 2005, we have earned a 6.2 HSS, which is up from 5.3 in Fiscal Year 2005.
Health Promotion and Wellness
To help ensure the health and wellness of Heinz employees globally, each of our businesses is expected to implement programs geared toward these areas. To fulfill this commitment, professional Health Care Coordinators and Safety Managers conduct comprehensive Occupational Health Audits of critical aspects of health. These self-audits include staffing, goal setting, first aid, emergency planning, occupational noise exposure, and professional training and development.
Heinz’s goal is to optimize the health, wellness and productivity of employees and their families. This global goal is implemented regionally to address specific health and wellness concerns. Heinz locations around the world may choose from a wide variety of global programs available on our intranet. Based on results of the self-audit, our facilities have conducted education programs on the following important health topics: Breast Cancer Awareness, Food Safety, Skin Cancer, Cholesterol, Weight Management, Hypertension, Sleeplessness, Stress Management, Personal Safety, West Nile and Osteoporosis.
2005 Achievements
•	Heinz North America

—	13 factories received Liberty Mutual Safety Awards (based on incident frequencies).

—	Heinz Muscatine received McDonald’s highest rating for social accountability systems in workplace health and emergency planning.

—	For the third consecutive year, the Windsor-Essex Health Unit awarded Heinz Leamington with its highest rating “Gold Award” for working towards wellness.

•	Heinz Europe

—	Heinz Polska S.A. in Pudliszki, Poland, was recognized for its work safety improvements in an annual regional competition held by the National Labour Inspectorate. Heinz Polska was also chosen to compete in the national finals.

•	Heinz Wattie’s New Zealand

—	Achieved “Tertiary Level” by New Zealand’s Accident Control and Compensation Board. Based on an audit by the Board, this rating recognizes our excellent injury management program.

•	Heinz Wattie’s Australia

—	Cambridge, a workers compensation carrier, recognized Heinz Wattie’s with the “Best Injury Management Program” Award.

—	Heinz Australia’s Girgarre factory received the highest possible score of 150 points for Socially Responsible Practices covering Workplace Safety and Workplace Health during McDonald’s social responsibility audit.

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Commitment to Our
Community
For more than 136 years, Heinz has worked to cultivate deep roots in the communities in which we operate. Henry Heinz promoted citizenship and exemplified it by integrating public and community service in his daily affairs, providing his time, expertise and financial resources where and when possible. Henry served on many community boards, including the Chamber of Commerce, the Western Pennsylvania Hospital, the Tuberculosis League and the Western Pennsylvania Exposition.
In 1901, Henry’s son, Howard Heinz, established The Covode House. As a much-needed club for boys in the neighborhood, it quickly grew from a couple of rooms to a couple of buildings housing several hundred boys. The boys and their needs quickly outgrew this facility so, in 1913, Henry Heinz built Sarah Heinz House in memory of his late wife. Both boys and girls were welcome to attend programs. The Sarah Heinz House is still in operation today and is currently enhancing the size of its facility.
Heinz proudly continues a tradition of giving today. Together with our employees, we are deeply involved in bettering our communities. We take this responsibility seriously and through our H.J. Heinz Company Foundation, Heinz Foundation Humanitarian Awards and global charitable programs, we affirm this commitment.
The H.J. Heinz Company Foundation
Established in 1951, the H.J. Heinz Company Foundation is committed to promoting the health and nutrition needs of children and families. Priority is given to programs in communities where Heinz houses manufacturing operations, with a special focus given to southwestern Pennsylvania, birthplace of our founder and where the company began.
Fiscal 2005 Funding by the H.J. Heinz Company Foundation Diversity 19% Healthy Children & Families 26% Youth & Education 11% Nutrition 19% Quality of Life 18%
Matching Gifts 7%
“Good citizenship is the purpose that we shall keep in view. Character, which is the out-growth of honor, will be the goal of our endeavors.” — Howard J. Heinz

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Funded through the H.J. Heinz Company, the Foundation proactively donates financial resources to help develop and strengthen organizations that are dedicated to the following core program areas.
Program Areas
Nutrition: Promoting improvements in, and a better understanding of, good nutrition and contributing to the health and well-being of people and communities.
Youth Services and Education:
Supporting the positive development of children and youth by strengthening systems that affect learning and by sustaining programs that supplement the formal education process.
Diversity: Promoting the advancement of minority populations and women, with a focus on development opportunities for girls and minority youth.
Healthy Children and Families:
Improving the overall well-being of people by ensuring that children and families have the resources and services necessary to help them live healthy and happy lives.
Quality of Life: Promoting programs that support and add to the quality of our communities, including increased accessibility for low-income and disadvantaged individuals through art, cultural, educational and outreach programs.
Program Examples
We continue to support organizations committed to nutrition and health, including the Sprinkles Global Health Initiative and ACTIVATE/Kidnetic.com. (see Pages 19 and 31 for more information).
We have been the sole industry sponsor of Tomatosphere since its inception in 2001. The purpose of this national educational project is to continue teaching Canadian primary school children about space exploration, scientific research, plant biology, nutrition and agriculture. Every year, students from across the country have the opportunity to grow Heinz tomato seeds that have been exposed to a Mars-like environment.
We continue to support the Heinz Scholars Program in partnership with Washington & Lee University (see Page 26 for further information).
We are dedicated to supporting the efforts of the Women’s Center and Shelter to end domestic violence in the lives of women and children. The Shelter’s services include a 24-hour counseling hotline; risk assessment and safety planning; individual and group counseling; legal and medical advocacy; and prevention education.
We are proud to fund the efforts of the Pittsburgh Cultural Trust. Aimed at revitalizing the community, the Trust has successfully driven the development and promotion of a 14-block Cultural District.

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Food for Life
According to the World Health Organization, iron deficiency is the most common nutritional disorder in the world, affecting more than 4 billion people and 750 million children in developing countries. Iron deficiency anemia can lead to lowered productivity, premature death, and is the leading cause of impaired mental development and learning disabilities. In countries such as Pakistan and Bangladesh, 80 percent of the population has iron deficiency anemia. Unfortunately, traditional methods of treating the problem, such as iron drops, are expensive and have undesirable side effects including abdominal discomfort, stained teeth and a metallic aftertaste.
In response to requests from UNICEF and USAID, who were concerned about worldwide micronutrient deficiencies, Dr. Stanley Zlotkin of Toronto’s Hospital for Sick Children developed a breakthrough iron supplement — Sprinkles™. The inexpensive, tasteless, iron-and-vitamin-enriched powder can be sprinkled on any food. For only a few cents per day, each sachet represents one required dose of encapsulated iron and Vitamin C (other nutrients can also be added based on specific need).
With the support of the Heinz Company Foundation, Dr. Zlotkin founded the Sprinkles Global Health Initiative (SGHI), a Toronto-based organization dedicated to reducing iron and micronutrient deficiencies globally. Since its inception in 1997, the Heinz Foundation as well as the Heinz Company, have proudly donated more than $2 million to fund scientific research, program development and in-country partnership building. With this support, Sprinkles™ iron supplements were tested in eight countries and found to reduce the prevalence of anemia by two-thirds. To date, Sprinkles™ iron supplements have been distributed in Guyana, Mongolia, Pakistan and Bangladesh, Indonesia, India and Haiti.
“Without the support of the Foundation, the Sprinkles Project would not have occurred. I could have done the lab work, but I would have had to stop there. And this project was simply too important to stop.” — Dr. Stanley H. Zlotkin

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Supporting our Employees in the Community
Many of our employees give their time, energy and talents to non-profit organizations that work to improve the quality of life in our communities. Through the Company Foundation, we are committed to encouraging and supporting the good works of our employees.
Heinz HELPS (Heinz Employees Lending Public Service) recognizes our employees’ volunteer efforts by providing $250 (U.S.) contributions to registered non-profit organizations in recognition of Heinz employees’ ongoing and active volunteer services. All full- and part-time employees based in the United States are eligible to apply for an organization to receive two Heinz HELPS grants each fiscal year by completing 50 hours of volunteer work.
In addition, we offer employees a Gift Matching Program. Heinz employees, retirees and directors in the United States can apply for grants to registered non-profit organizations that focus on nutrition, youth and education, diversity, healthy children and families, and quality of life. In Fiscal 2005, we matched employee giving to a total of $374,000 (15% of total annual giving).
The H.J. Heinz Company Foundation established an academic scholarship program for children of all full-time employees attending college or university programs. Each year, six recipients receive a $2,000 per year scholarship for up to four years of college undergraduate study or until baccalaureate degree requirements are completed. The annual competition is conducted by the National Merit Scholarship Corporation, an independent non-profit organization. Scholarship winners are chosen based on academic record, contributions to the school and community, test scores, the school’s recommendation of the candidate and the student’s essay about personal characteristics, activities, plans and goals. The 2005 scholarships were awarded to students from Scottsdale, Ariz.; Pittsburgh and King of Prussia, Pa.; and Fremont and Mason, Ohio.
Emergency Relief
Heinz is committed to providing emergency relief. In response to the devastating tsunami of December 26, 2004, our employees immediately responded. Despite holiday vacations, the global team rallied together to personally contribute their time, wages and expertise to relief efforts. Of particular note were the efforts of our colleagues in India, who volunteered one day’s wages to an international relief agency — and the generosity of employees in Thailand, who worked with the Ministry of Health to assist survivors. In total, Heinz contributed food products, supplies and financial support exceeding $400,000 to major aid organizations including the Red Cross and UNICEF. Heinz also worked with Helen Keller International to provide iron-fortified soy sauce to 250,000 affected families in Indonesia’s Aceh province.
Later in September 2005, our employees stepped up again in response to the devastation caused by Hurricane Katrina to the U.S. Gulf Coast communities. Through the generosity of Heinz employees and affiliates around the world, and with the support of the Company Foundation, we provided more than $1 million in assistance. Employee donations to the American Red Cross and America’s Second Harvest were matched up to $100,000 (U.S.), and much-needed non-perishable food was donated from our global affiliates.
“We are grateful for the support of our employee family, who responds in this selfless way any time they are needed — at home or abroad.” — William R. Johnson

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Heinz Humanitarian Awards
The H.J. Heinz Company Foundation Humanitarian Award is presented to individuals and organizations distinguishing themselves by their creativity, originality and insightfulness in providing products or services that improve the quality of life for humankind. In 2001, Heinz presented its inaugural Humanitarian Award to Dr. Stanley Zlotkin for his work on behalf of improved childhood nutrition and in the development of Sprinkles™ iron supplements (see Page 31).
In 2003, the second Humanitarian Award was presented to United Nations Secretary-General Kofi Annan. The award recognized the outstanding efforts of the United Nations to alleviate malnutrition, particularly micronutrient deficiencies among children in developing countries.
Global Giving
Heinz affiliates also assist local programs around the world. Although the initiatives are varied, they reflect our core values of family health and well-being.

Heinz Australia has created the unique Help@Hand philanthropic program to recognize and support employees in giving back to communities. Each Heinz site has a Help@Hand committee that works with staff to raise funds for projects that are meaningful to the local community.

In New Zealand, Heinz Wattie’s is a proud sponsor of the “Cans” Film Festival in an effort to raise donations of non-perishable food for The Salvation Army. Since the festival’s inception 10 years ago, the event has raised more than 400,000 cans of much-needed food to feed New Zealand families.

Heinz is proud to work closely with America’s Second Harvest, the largest charitable hunger relief organization in the United States. From September 2004 through October 2005, we proudly donated 748,071 pounds of Heinz products, serving 25 food banks in 23 states across the country.

Every year, Heinz Canada employees team up to raise much-needed funds for the United Way, contributing to essential health and social service agencies in communities across the country. Employees participate in unique fund-raising activities including a 57 Challenge fun run, Product Swap and a hockey pool. The company also matches every dollar employees pledge with 57 cents. Thanks to the efforts of the Heinz Canada team, more than $185,000 was raised for the United Way in 2005.

To support charitable organizations in the United Kingdom and Ireland, Heinz established the H.J. Charitable Trust financial fund. Every year, we contribute more than £100,000 to local communities.

Heinz is the title sponsor of a five-year chef training program at the Heinz Western Restaurant at the Chinese Government’s Olympic sports training center in Beijing. Created in preparation for the 2008 summer Olympic Games, the Heinz Western Restaurant serves a varied menu to Olympic medal winners and hopefuls.

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Commitment to the Environment
Building on our proud reputation for leadership in product purity, we are similarly committed to protecting the quality of the environment. We recognize the impact our food processing operations have on global and local environments. In response, each Heinz affiliate, in every country where we do business, has established programs to review our environmental impact and to safeguard the environment when and where possible.
The Heinz Global Environmental Policy provides common standards for all of our facilities and helps to ensure that environmental safeguards are incorporated into our operations. Accordingly, this policy allows for the protection of the environment and leads to improved manufacturing efficiencies and reduced costs. Every Heinz manufacturing location around the world subscribes to the following principles:
•	Implementation of an Environmental Management System (EMS).

•	Compliance with applicable legal requirements — as the minimum standard.

•	Establishment of annual EMS objectives and targets to drive continuous improvement.

•	Reduction in environmental impact through the efficient use of energy, raw materials, water and packaging.

•	Continuous training and education to increase employee awareness of their role in environmental control.

•	Supplier and contractor commitment and partnership to understand the environmental impact of their operations and to work with Heinz to identify and reduce these effects.

•	Continuous assessment of environmental management and performance.
Supplier and Contractor Commitment: A Partnership
Of note: As the only U.S.-based multinational food company member of the Dow Jones Sustainability Group Index (North America)*, we must meet criteria on a variety of subjects that are of concern to not only our stockholders, but also to all those who are concerned with the environment. Water use certainly is a concern, particularly in areas where our growers must combat arid conditions. To avoid water waste, we have begun using a process called drip irrigation, which delivers a steady supply of moisture close to the ground, effectively nourishing plants without quick evaporation.

*	Dow Jones started the North American index last year after it acknowledged that U.S.-based multinationals are at a disadvantage relative to European-based multinationals as far as sustainability and CSR are concerned.
An example of how Heinz works with suppliers to reduce water use in crop production:
In Portugal and Greece, Heinz is increasing the use of drip irrigation. For the 2003 growing season, for example, drip irrigation accounted for 98 percent of crop irrigation, with 1 percent by sprinkler irrigation and 1 percent furrow (open flow) in Portugal. In Greece, 85 percent was by drip irrigation and 15 percent by sprinkler irrigation.
In Australia, drip irrigation has been the preferred and virtually exclusive irrigation for Heinz producers for the past several years.
In California, drip irrigation also is replacing the traditional method of furrow irrigation. Although still in the minority of processes used by the industry, drip irrigation for tomato growing has doubled each of the past three years (to 2004) in key tomato production areas. It currently represents about 15 to 20 percent of the total acreage, and another major expansion is planned for the upcoming season. In California, Heinz contracts directly with growers for only 25 percent of the total tomato requirements from this area, relying upon other tomato processors for its requirements. Heinz works closely with these suppliers to help ensure that they are promoting the best practices.

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Environmental Management System
In Fiscal Year 2000, we embarked on a journey to transform the way we assess and manage environmental risks and impacts. We enhanced an Environmental Management System (EMS), developed previously at a Heinz U.S. business unit, and expanded its application to all manufacturing locations in the United States, Canada, Venezuela and Costa Rica. Manufacturing locations in New Zealand and Australia similarly developed and implemented an EMS, as did sites in Asia. In 2003, Heinz Europe embarked on a multiyear process to obtain ISO 14001 certification for an EMS at all operating locations, and this is still in process. All EMS programs implemented within Heinz provide the framework for solid environmental performance and are aligned with the International EMS Standard, ISO 14001.
We apply a common approach to all our operating facilities and provide tools to help ensure we are consistently in compliance with local laws and regulations, to set pollution prevention and waste minimization goals, to understand environmental factors that affect facilities, and to integrate goals with overall business objectives. Environmental activities and responsibilities are clearly spelled out at each facility, and employee training and awareness programs familiarize employees with the environmental impact of their work and how they can reduce negative impacts.
Heinz aims to implement an EMS at all Heinz-owned facilities. In North America, all sites have an EMS, with the exception of recent acquisitions at which implementation is under way. Twenty of our 30 locations in Europe have been certified to the ISO 14001 environmental management system standard, and the remaining sites are in progress. Asia-Pacific locations are progressing toward certification as well. Our operations in New Zealand have progressed through a five-step certification process, the last of which is equivalent to the ISO 14001 standard. External audit and independent certification verifies that an effective environmental management system is operating at a site and complies with the ISO 14001 standard.

Ontario, Ore., facility recovers starch released during cutting operations, which is then sold to outside companies for further processing and use in products. Unavoidable potato residuals generated during processing are sold as animal feed. This site has turned what used to be a net cost to manage process byproducts into annual revenue in excess of $750,000 while reducing negative environmental impact by finding beneficial uses for processing byproducts.

Environmental Initiative Heinz North America
“Heinz is known as a Pure Food Company, upholding the highest standards of product quality. We are equally dedicated to protecting the quality of our environment in every corner of the globe.”
— William R. Johnson

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Environmental Performance Measures
The success of EMS is monitored by Environmental Performance Measures (EPMs) that track facility input vs. output. We are continuously seeking and finding ways to reduce our basic manufacturing inputs (water, electricity, fuels and packaging material) to optimize the amount of raw materials we require in our manufacturing and to reduce the amount of waste generated.
The EPMs focus on utilities and energy usage relative to finished production volume for the following:
•	Water — As an essential ingredient in food manufacturing, water usage is critical. However, we continue to look for new and innovative ways to decrease usage. (See Page 34 on drip irrigation.)

•	Electricity — We are continually seeking ways to reduce the usage of electricity for our food processing operations. We use electricity to convey products around our facilities, to control temperature and humidity of internal manufacturing areas, to provide internal and external lighting and to chill and freeze products.

•	Fuels — We utilize fuels (primarily natural gas and oil) to cook and sterilize products, as well as to provide heat in work areas. We are focused on reducing the amount of fuels used while maintaining high product quality and safety.

•	Waste to Landfill — Some waste materials generated in food production cannot be reused or recycled. These non-toxic wastes are disposed of in several ways, including landfill. A key strategy for our company is to reduce the amount of unavoidable waste that goes to landfills for disposal.
Landfill Waste used per pound of finished product 0.030 0.025 0.020 0.015 pound/pound 0.010 May 02 May 03 May 04
Fuel used per pound of finished product 0.010 0.009 0.008 0.007 therms/pound 0.006 0.005 May 02May 03May 04

Pocatello, Idaho, facility implemented an energy leak tagging system, whereby any leak points for compressed air or water are identified, a tag applied, and a work order generated to correct the leak. Air leaks have been reduced by 60 percent. This facility also installed flow meters and control valves to reduce the water used in cooling cooked pasta, reducing by 43 percent the amount of water needed for this process step.

Environmental Initiative Heinz North America

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Water used per pound of finished product 1.00 0.90 0.80 0.70 gallons/pound 0.60 0.50 May 02May 03May 04
Electricity used per pound of finished product 0.100 0.090 0.080 0.070 kWh/pound 0.060 0.050 May 02May 03May 04
The utility usage data are from approximately 50 percent of our global manufacturing locations that represent 70 to 80 percent of total utility consumption. Heinz’s goal is to achieve inclusion of more than 90 percent of manufacturing locations in the next two years.
Heinz has undergone tremendous change in the period covered by this report with regard to manufacturing locations, product mix and scale of operations. An unintended consequence of these changes, which many times includes installation of new processing lines or major modification to existing lines, is that utility usage increases for a period of time as the modifications are absorbed and integrated into plant operations. We are fully aware of the trends indicated in specific areas and are doubly committed to addressing these in the next few years.
Water:
We have been successful in continuing to reduce the amount of water used per unit of finished product. This measure has declined from 0.95 gallons per pound in May 2002 to 0.78 gallons per pound in April 2005. Water usage was an area we had identified in the last EHS report as requiring additional focus, and the results show that we have been successful.
Electricity:
Electricity is used to move product within the processing environment, to chill and freeze product, and to maintain appropriate internal conditions for safe food handling. Usage per unit product declined during the first half of this report period but, unfortunately, it has increased in the latter half. In May 2002, usage was 0.090 kWh per pound produced, and in April 2005 usage was 0.092 kWh per pound produced. We had dipped as low as 0.086 kWh per pound produced in November 2003. It is possible that a higher volume of frozen and chilled products were produced compared to other products during the latter part of the report period (freezing food is an energy-intensive process). Needless to say, electricity consumption will be an area of focus going forward.
Fuel:
Similar to electricity usage, fuel usage declined during the first half of this report period, but then increased slightly in the second half. In May 2002, usage was 0.0095 therms per pound produced, and in April 2005 usage was 0.0097 therms per pound produced. We had dipped as low as 0.0092 therms per pound produced in December 2003. Reducing fuel usage will receive increased attention going forward.
Landfill:
Waste disposed in landfills is the most variable measure of environmental performance used at Heinz. During the period covered by this report, the amount of waste sent to landfills increased during the first two-thirds of the period and then decreased for the remainder of the period. Many factors contribute to the variable nature of this measure including the quality of raw ingredients, packaging materials used and regulatory changes. For example, as a result of the BSE scare, some process wastes could not be used as animal feed, so these waste streams had to be diverted to landfills. The trend of increased landfill waste was identified and focus brought to the issue, with apparent success.

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H.J. Heinz Company Manufacturing Process Flows/Inputs & Outputs
INPUTS Potable Water Energy Utilities Raw Product/Raw Conversion Ingredients Packaging Materials Chemicals Facility Management
MANUFACTURING PROCESSES
W size reduction conveying mixing cooking frying cooling freezing packaging casing/palletizing lighting space conditioning cleaning sanitizing equipment maintenance facilities maintenance
OUTPUTS
Air Emissions Waste Energy (heat) FINISHED PRODUCT Wastewater Solid Organic Waste Solid (other) Waste Spills Releases (to air)
Compliance
It has been Heinz’s priority to comply with local, state and national environmental regulations. Despite unwavering commitment, there is always room for improvement. All Heinz facilities are taking steps to improve EMS programs in order to avoid incidents and to minimize activities that threaten the environment. When incidents with the potential to cause damage to the environment occur, or a system lapses and regulatory non-compliances results, it is Heinz’s goal to be timely and transparent in response.
Heinz Europe
•	Telford, UK, facility has reduced waste sent to landfills by 10 percent, via recycling and waste reduction.

•	Dundalk, Ireland, facility has reduced waste sent to landfills by nearly 1,000 metric tons each year.
Environmental Initiative Heinz North America
Escalon, Calif., facility installed mechanical vapor recompression systems to increase the efficiency of its evaporation systems from 2.05 pounds of water removed per pound of steam, to 2.47 pounds of water removed per pound of steam.
Environmental Initiative Heinz Australia
Our facility in Echcuca reduced the amount of water used per unit of product by 20 percent during FY03 through FY05 and has realized a $500,000 annual cost benefit via water and energy reduction and reduced waste disposal. Some of the techniques used to achieve reductions in water usage are:
–	Replacing nozzles to reduce flow rates

–	Installing sensors to automatically turn off water when it is not needed on process lines

–	Recycling water for specific processes

–	Educating employees on water use and ways to reduce this use.
Heinz Australia was a finalist in the Save Water Awards in 2003 and 2004, received the Environmental Achiever Recognition from the North Central Victorian Environment Consortium and the Waste Wise Business Certification from EcoRecycle Victoria.

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Heinz UK’s Recycling Efforts
In September 2005, Heinz UK joined an advertising campaign to promote recycling in the City of London. In an effort to integrate recycling into everyday life, “Recycle for London” utilized everyday household items in print advertising. However, brand names were removed and logos were replaced with a call to action for recycling. The eight-week advertising campaign included both Heinz Baked Beans and Heinz Cream of Tomato Soup.
A few months later, in December, Heinz UK won a competitive bid to help fund research and development of lightweight food cans from the Waste and Resources Action Programme (WRAP). The UK not-for-profit organization is aimed at promoting resource efficiency. Heinz was selected based on its proven track record of successful programs and ability to offer significant impact on reducing household food packaging waste. If successful, this innovation could reduce household waste by 28,000 tons per year. For further information, visit www.wrap.org.uk.
Carbon Management and Heinz Europe
The key environmental driver in Europe is Climate Change, which resulted in legislation designed to reduce the principle greenhouse gas, carbon dioxide (CO2).
Most European countries have introduced some form of energy tax. For example, in the UK, the Climate Change Levy (CCL) has been operating since 1999 and places industrial tariffs on gas and electricity – although 80 percent of resulting tariff increases can be reclaimed, providing participants make efforts to reduce energy consumption and, therefore, CO2 emissions.
More unified European legislation appears under the Integrated Pollution Prevention Control (IPPC) plan, where energy reduction tactics are a cornerstone of the IPPC permit. In theory, manufacturers will not be permitted to operate unless energy minimization plans are in place.
In 2005, the European Union Emissions Trading Scheme (EU ETS) was designed to ensure that Europe meets its Kyoto commitment to reduce CO2 by 5.2% of 1990 levels by 2012. Each manufacturing site with direct combustion capability à 20 MW will be allocated an annual CO2 allowance, and living within this allowance will enable a site to bank or trade the surplus. If the allowance is exceeded, the site must purchase the shortfall on the free market.
The Carbon Trust is a government funded organization set up in 2001 to lead the way to a low carbon economy. Heinz has successfully tendered for Carbon Trust support, and the company has participated in the Trust’s Carbon Management Pilot Programme. Initiated in October 2003, the program focused on Heinz’s manufacturing at Kitt Green in the UK and, specifically, the carbon footprint of the organization and ways in which it could be lessened. The results for Heinz are impressive: During the past 12 months, the Kitt Green facility has reduced CO2 emissions by 11 percent.

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The Nashville, Tenn., Department of Environment and Conservation presented Portion Pac, Inc., a division of Heinz, with the 2005 Governor’s Award for Excellence in Hazardous Waste Management. The award was in recognition of the Portion Pac facility’s efforts and record of reducing the hazardous waste stream by 54.8 percent from 2003 to 2004 with the installation of a silver nitrate recovery process. Hazardous waste was reduced by approximately 98 percent in 2005.
The Tennessee Department of Environment and Conservation later announced that Portion Pac achieved Partner level status in the Tennessee Pollution Prevention Partnership (TP3) environmental program. Heinz Portion Pac has shared the success of the Silver Nitrate Recovery Process to reduce hazardous waste with other Heinz facilities. As a result, other Heinz facilities are hoping to implement the process and look forward to similar results.
Environmental Initiative Heinz North America
Muscatine, Iowa, facility implemented a process to shut off lights, electrical equipment and water using devices during non-production weekends and holidays. This initiative is estimated to have saved nearly 10 percent of the water used.
Continuous Improvement
We have developed a new strategic direction for the Heinz Global Environmental initiative to underline our commitment to responsible environmental stewardship and compliance with environmental laws and regulations. Our guiding objectives are:
1.	Eliminate waste where feasible.

2.	Find beneficial uses for waste that cannot be eliminated.

3.	Minimize the cost and impact of disposing what waste is remaining.
Aligned with these overall goals is our strategy for the next two years, which provides for the following enhancements:
•	Common framework across global operations with consistency in approach, execution and performance measures

•	Common focus on legal compliance, waste reduction and continuous improvement

•	Leverage best practices and tools across global operations

•	Address international attention to global warming and environmental impacts of companies.
In summary, although there have been challenges in managing environmental impacts in the midst of aggressive and significant change in manufacturing footprint, Heinz has avoided significant increases in the use of resources within manufacturing operations. Our challenge now is to steadfastly and resolutely attack the energy-intensive aspects of our operations and once again drive substantial reductions in usage.
We are confident we have set a sound strategic direction that, coupled with a talented global environmental team, will achieve the improvements desired.

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H.J. Heinz Company P.O. Box 57 Pittsburgh, PA 15230-0057 412-456-5700 www.heinz.com

     Heinz will file a proxy statement in connection with its 2006 annual meeting of stockholders. Heinz stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on March 3, 2006.

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